Exhibit 10.1

2008 AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This 2008 Amended and Restated Employment Agreement (“Agreement”) is made by and between ROY VALLEE, having offices at 2211 South 47th Street, Phoenix, AZ 85034 (the “Executive”) and AVNET, INC., a New York corporation, with its principal executive offices at 2211 South 47th Street, Phoenix, AZ 85034 (the “Company”), as of this 19th day of December, 2008, but to be effective as of June 29, 2008 (the “Effective Date”).

WHEREAS, Executive is now and has been employed by the Company as Chairman and Chief Executive Officer pursuant to a certain Employment Agreement dated June 29, 2002, (referred to herein as the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Employment Agreement primarily for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service (collectively “Section 409A”) and Internal Revenue Service Revenue Ruling 2008-13; and

WHEREAS, the Company wishes to provide for the continued employment of Executive in the role of Chairman and Chief Executive Officer; and

WHEREAS, Executive wishes to accept such continued responsibilities and employment and to render services to the Company in accordance with the provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.	Employment, Duties and Responsibilities

a. Employment. The Company hereby employs Executive, and Executive hereby accepts employment upon the terms and conditions set forth in this Agreement, which shall supercede and replace the Prior Employment Agreement.

b. Duties and Responsibilities. Executive is currently the Chairman and Chief Executive Officer of the Company and is hereby engaged to continue such duties as Chairman and Chief Executive Officer for the term of this Agreement. Executive shall serve without additional compensation as a member of the Board of Directors of the Company (the “Board”) and as an officer or director of subsidiaries, divisions or affiliates if elected or appointed to such offices. In the event that Executive is not elected to serve as Chairman and Chief Executive Officer of the Company or is otherwise relieved of his duties as such, he shall not be required to perform other duties in lieu thereof except as otherwise specifically provided herein.

c. Performance of Duties. Executive agrees to devote his full time attention and best efforts to the business and affairs of the Company. Executive shall perform all duties and responsibilities commensurate with his position as Chairman and Chief Executive Officer and shall follow the reasonable directions of the Board. Executive may serve on civic, charitable or corporate boards or committees, fulfill speaking engagements and manage his personal affairs, so long as the Company, in its sole discretion, reasonably determines that such activities do not interfere, compete with or otherwise pose a conflict of interest with respect to the performance of Executive’s duties and responsibilities. Executive shall comply with Company policies and procedures as adopted from time to time, including the Company’s Code of Conduct.

2.	Term of Agreement

This Agreement shall be effective beginning on the Effective Date, and, subject to earlier termination as provided in Section 5 below, shall continue through June 28, 2009, and thereafter, shall automatically be extended for additional one-year increments until terminated pursuant to the provisions of Section 5.

3.	Compensation

For all services to be rendered by Executive and for all covenants undertaken by him, the Company shall pay and Executive shall accept the following compensation:

a. Base Salary. Subject to adjustment as provided in Section 3.b., Executive shall be paid a base salary of One Million and Fifty Thousand Dollars (US $1,050,000) for the fiscal year beginning on June 29, 2008, as determined by the Compensation Committee of the Board or the full Board (referred to as the “Compensation Committee”), payable in equal bi-weekly installments or in other installment frequencies as may be used from time to time by the Company to pay its other employees located in the United States. The Compensation Committee shall review the base salary of Executive on no less than an annual basis.

b. Incentive Programs and Bonuses.

(i) Incentive Programs. For each fiscal year of the Company during the term of the Agreement, beginning with the Company’s fiscal year beginning June 29, 2008, Executive shall be eligible to receive incentive payments for services rendered during the fiscal year pursuant to the Company’s Executive Incentive Plan (the “Incentive Plan”). The amount of any actual incentive payment in any fiscal year shall be measured by the Company’s performance against goals established in accordance with the Incentive Plan and may range from zero to any maximum established pursuant to the Incentive Plan. Notwithstanding the foregoing, if as a result of the consummation of a business combination event (whether in the form of a merger, consolidation, transfer of substantial assets, or otherwise) that constitutes a “change of ownership or control,” within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) (an “Ownership Change”), in which the Company has not been the acquiring and/or surviving entity, Executive’s annual incentive payment for the Company’s fiscal year that includes the Ownership Change shall be equal to the highest amount of incentive compensation paid to Executive during the previous three fiscal years and shall be payable after the end of the fiscal year of the Company during which the Ownership Change takes place. If after an Ownership Change the Incentive Plan is terminated or Executive’s participation therein is otherwise eliminated or discontinued and, in either case, Executive is not immediately thereafter covered by a substantially equivalent incentive compensation plan, then in lieu of any such incentive payment, the annual base salary payable to Executive under Section 3.a. above shall be increased in each such fiscal year, beginning with the fiscal year after Executive is no longer covered by the Incentive Plan or such similar plan, by the highest aggregate incentive compensation paid to Executive by the Company in any fiscal year during the three (3) year period completed most recently prior to the date of the Ownership Change. For purposes of this paragraph, the fiscal year of the Company shall be determined without regard to any Ownership Change.

(ii) Bonus Payments. In addition to any incentive payments under the Incentive Plan, Executive shall be eligible to receive such additional bonuses as may be awarded by the Committee or the Board. In the event Executive is employed for only part of a fiscal year, Executive’s incentive payment pursuant to the Incentive Plan for the applicable fiscal year will be paid at the end of the performance period and appropriately pro-rated, based upon actual achievement of performance goals; provided that, (i) if Executive is then a “specified employee” within the meaning of Section 409A and the Company’s specified employee identification policy, if any (a “Specified Employee”), (ii) if the incentive payment is “nonqualified deferred compensation” within the meaning of Section 409A (and determined by taking into account the applicable provisions of Section 5.k.) and (iii) the incentive payment has not been deferred under the terms of the Avnet Deferred Compensation Plan, as amended (the “DCP”), payment will be made in a lump sum on the first day of the seventh month following the month of Executive’s “Separation From Service,” within the meaning of Section 409A (“Six Month Delay Rule”).

c. Participation in Equity Plans. Executive shall participate in the Company’s various stock option plans and equity incentive plans as may be in effect from time to time; provided, however, that the grant of any stock options, restricted stock, phantom stock or other grant or award of equity shall be made by the committee acting under such plans.

d. Employee Benefits. Executive shall be entitled to participate, on terms no less favorable than the terms offered to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, profit sharing, deferred compensation plan, employee stock purchase plan, 401(k) plan, pension plan and similar benefit plans (qualified, non-qualified and supplemental) and other fringe benefits of the Company and similar programs in effect from time to time. Executive also currently participates in the Company’s Executive Officers’ Supplemental Life Insurance and Retirement Program (the “Program”). Executive acknowledges and agrees that the Company may amend the Program in any manner that it deems appropriate to comply with Section 409A (including, but not limited to, amending distribution provisions thereunder); provided, however, that the Company may not decrease Executive’s benefits under the Program without the Executive’s written consent. Notwithstanding any other provision of the benefit plans, the Program or any other policy of the Company providing for reimbursement of expenses incurred by Executive or the payment of in-kind benefits, in compliance with Section 409A, to the extent that such payments are not made under the Short-Term Deferral Exception (as defined herein):

(i) They will be made pursuant to an arrangement providing for an objectively determinable and non-discretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided and during an objectively and specifically prescribed period;

(ii) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year (other than medical benefits described in Section 105(b) of the Code);

(iii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iv) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

e. Vacation and Other Absences. Executive shall be entitled to paid vacations each year in accordance with the Company’s then-current vacation policy for senior executives. Executive shall be subject to the policies and procedures relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or leave for other reasons, as those customarily provided to the Company’s senior executives.

f. Expenses. The Company shall reimburse Executive’s travel, entertainment and other business expenses that are reasonably and necessarily incurred by him in the course of performing his duties and properly documented; all in accordance with the Company’s policies as in effect from time to time. In compliance with Section 409A and notwithstanding the terms of any such Company policy to the contrary, to the extent that such payments are not made under the Short-Term Deferral Exception:

(i) The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

4.	Restrictive Covenants

a. Non-Competition. Executive agrees that during the term of this Agreement, including all renewals, and for any period thereafter during which Executive is engaged and paid by the Company as a consultant, Executive will not engage directly or indirectly, either as principal, agent, proprietor, director, officer, employee, or as a ten percent (10%) or more shareholder of any company (inclusive of the direct or indirect shareholdings of his spouse, child or parent) or participate in the ownership, management, operation or control or have any other significant financial interest in any business which is competitive with the business of the Company, including its subsidiaries and affiliates, or any part thereof.

b. Confidential Information. Executive agrees that he will not, at any time during the term of this Agreement or thereafter, disclose to another or use for any purpose other than performing his duties and responsibilities, trade secrets or confidential information of the Company and its subsidiaries and affiliates including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-how” (all of which have been developed by the Company or its subsidiaries and affiliates through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins or other information relating to the affairs of the Company and its subsidiaries and affiliates that he shall have acquired during his employment with the Company.

c. Non-Solicitation of Employees. Executive agrees that he will not, at any time during the term of this Agreement, including all renewals and at any time thereafter, directly or indirectly, solicit or induce any of the employees of the Company or its subsidiaries and affiliates to terminate their employment with their employer.

5.	Termination Rights and Responsibilities

The Company may terminate Executive’s employment with or without cause, and Executive may voluntarily terminate his employment, at any time during the term of this Agreement, subject to the provisions of this Section 5 and Section 6.

a. Executive Voluntary Termination of Agreement. Executive may terminate his employment under this Agreement one (1) year from the date when Executive provides written notice of termination to the Company. Following such termination, Executive shall be paid base salary through the termination date and will be eligible for any annual incentive payment (or pro-rata portion earned through the termination date) paid at the end of the performance period (except as otherwise provided below or as provided under the DCP) based on actual achievement of performance goals. If Executive fails to provide one (1) year written notice of termination to the Company, he shall be paid base salary through the last day worked, but shall not be eligible for any bonus or annual incentive payments for any partial fiscal year worked and may also be subject to damages and/or injunctive relief pursuant to Section 7 below for breach of the Agreement. Notwithstanding any other provision of this Agreement or any plan, program, or arrangement of the Company to the contrary, (i) if Executive is a Specified Employee and (ii) to the extent any payment to be made to Executive is “nonqualified deferred compensation” within the meaning of Section 409A (and determined by taking into account the applicable provisions of Section 5.k.), no payment upon a Separation From Service will be made before the first day of the seventh month following the month of Executive’s Separation From Service. If the Company is advised by outside legal counsel that it must restrict Executive’s participation in retirement and savings type benefits referred to in Section 3.d of this Agreement under applicable law during the one (1) year period referred to in the first sentence of this paragraph, then in lieu of participation in those benefits during such period, the Company shall pay Executive within 30 days after the end of such period (or, if later, on the first day of the month following the end of the Six Month Delay Rule) an amount equal to the Company-provided contributions or benefits Executive would have otherwise accumulated under those retirement or savings type benefits during such period (determined: (a) without regard to any pre-tax or after-tax contributions that would have otherwise been made by Executive (but by including the maximum amount of matching contributions that Executive would have otherwise received) or any lost investment or future tax-deferral opportunities and (b) by assuming that distributions relating to such retirement or savings type benefits would have been made to Executive at the end of such one (1) year period) plus a gross-up for any federal, state or local incomes taxes imposed on Executive on such payment (as determined by the Company).

b. Executive Termination Upon Change in Office and Duties. If during the term hereof the Company does not continue Executive in the office of Chairman and Chief Executive Officer or he is elected to some other principal executive office that is unsatisfactory to Executive, Executive shall not be required to continue to serve the Company in such modified office and may terminate his employment under this Agreement upon written notice. In accordance with Section 409A, Executive shall give such notice within ninety (90) days of the Company’s action, and the Company shall have the opportunity to remedy its action within thirty (30) days. If the Company does not remedy its action within such thirty (30) day period, Executive may terminate this Agreement and separate from service no later than two (2) years after the Company’s action that was not cured within such thirty (30) day period, and such termination will be treated as constructive termination by the Company as if it were a “Company Termination Without Cause” under Section 5.f. below.

c. Retirement. Executive’s termination of his employment under this Agreement by reason of retirement shall be treated as a voluntary termination by Executive pursuant to Section 5.a. above.

d. Death of Executive. This Agreement shall terminate immediately in the event of the death of Executive. Upon such termination, the Company shall pay to Executive’s legal representative as soon as practicable all accrued and unpaid base salary and shall pay the pro-rated portion of any other compensation otherwise due under Section 3 above in a lump sum within ninety (90) days of Executive’s death; provided that if such ninety (90-) day period begins in one calendar year and ends in another, the legal representative shall have no right to designate the year of payment. The Company shall also pay any benefits that are payable pursuant to Section 3(d) pursuant to the terms of the applicable plan or program.

e. Disability of Executive. If Executive becomes Disabled (as defined below) during the term of this Agreement, his employment shall terminate. For and during the entire period of such Disability, commencing with the onset of such Disability through the earlier of the date of cessation of such Disability or the date of Executive’s death, the Company shall pay to Executive (in lieu of its other obligations hereunder) an annual disability benefit of Three Hundred Thousand Dollars (US $300,000), to be paid in arrears in equal monthly installments. “Disabled” and “Disability” shall mean that Executive has been totally disabled by injury or illness, mental or physical, as a result of which he is prevented from further performance of his duties as Chairman and Chief Executive Officer of the Company, and that such disability is likely to be permanent and continuous during the remainder of Executive’s life.

Any required determination as to whether Executive has become Disabled shall, in the event of a dispute, be made by the American Arbitration Association in Phoenix, Arizona. Once a determination is made, either by agreement of the parties or by the American Arbitration Association, that Executive is Disabled or became Disabled during the term of the Agreement, the disability benefits shall begin two (2) months after such determination; provided, however, that, to the extent Executive is a Specified Employee at the time of his Separation From Service, the first six (6) months of payments to Executive of “nonqualified deferred compensation” (within the meaning of Section 409A and determined by taking into account the applicable provisions of Section 5.k.) that have been postponed under the Six Month Delay Rule shall be accumulated and paid to Executive on the first day of the seventh month following the month of Executive’s Separation From Service; and, provided further, that to the extent permissible under Section 409A, Executive’s disability benefits may begin sooner if Executive is also considered to be “disabled” under Section 409A and did not incur a Separation From Service for some other reason. Disability benefits hereunder shall be in addition to any disability payments or benefits Executive may be entitled to under other Company sponsored insurance plans made available to its employees generally. Prior to his Separation From Service, the Company shall continue to pay Executive as set forth in Section 3.

f. Company Termination Without Cause. The Company may terminate Executive’s employment as Chairman and Chief Executive Officer of the Company, this Agreement and Executive’s employment at any time, without cause and without prior notice.

g. Company Termination With Cause. The Company may terminate this Agreement and Executive’s employment as Chairman and Chief Executive Officer without notice for cause including, but not limited to, Executive’s gross misconduct, breach of any material term of this Agreement, willful breach, habitual neglect or wanton disregard of his duties, or conviction of any criminal act. Upon such termination (and within thirty (30) days thereafter) the Company will pay to Executive any compensation due prorated to the date of termination pursuant to Section 3.a. above, and any compensation due pursuant to Section 3.b. above shall be prorated to the date of termination and paid, pursuant to Section 3.b., at the end of the performance period based upon actual achievement of performance goals.

h. Executive Termination Upon Change in Control. Upon a Change of Control as defined in the Change of Control Agreement (the “COC”) separately entered into between Employer and Employee during the term of this Agreement, the provisions of the COC shall apply. Executive shall not be entitled to receive any payments under Section 5.a. above relating to his one (1) year termination notice period under Section 3.b. or be engaged as a consultant under Section 5.f. if he has incurred a Separation From Service under the COC and has become entitled to payment thereunder; provided, however, that the Executive shall be entitled to any payments and benefits if he becomes a consultant under Section 6.a.

i. Resignation as Director. It is contemplated that at all times during the term of this Agreement that Executive shall continue to serve as a member of the Company’s Board. Upon any termination of this Agreement, Executive agrees that he shall immediately submit his written resignation as a member of the Board, which may choose to either accept or reject such resignation in its discretion.

j. Section 409A. It is intended that each installment of the payments and benefits provided under this Section 5 shall be treated as a separate payment for purposes of Section 409A, and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

k. Application of Short-Term Deferral and Separation Pay Plan Exceptions. The application of the Six Month Delay Rule under this Agreement shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to not constitute nonqualified deferred compensation under Section 409A by virtue of either: (A) the Executive’s right to the payment was previously subject to a substantial risk of forfeiture under Section 409A and the payment is thereafter paid within the time periods prescribed under the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4) (“Short-Term Deferral Exception”) or (B) the payment being made upon involuntary Separation from Service under a separation pay plan that meets the requirements of Treasury Regulation Section 1.409A-1(b)(9)(iii) (and any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year when the Executive incurred such involuntary Separation from Service) (“Separation Pay Plan Exception”). The Separation Pay Plan Exception shall be applied, first, to any installments payable within six months after Separation from Service that does not otherwise qualify for the Short-Term Deferral Exception and, next, to the latest installments payable within the permitted payment period for this exception.

6.	Engagement of Executive as Consultant

a. Company Election; Engagement. The Company has the option to engage Executive as a consultant for a period of up to twenty-four (24) consecutive months immediately following the termination for any reason of this Agreement or of Executive’s employment with the Company; provided, however, that the Company only has the option to engage Executive as a consultant for up to twelve (12) consecutive months after the events described in Sections 5.a. or 5.c.. If the Company elects to exercise such option, it shall so notify Executive in writing within ten (10) days after such termination. The consulting engagement shall commence three (3) days after the giving of such notice or at such other time as mutually agreed. The Company shall engage the Executive as a consultant for a period of up to twenty-four (24) months following the termination of this Agreement or of Executive’s employment with the Company under Sections 5.b or 5.f; provided, however, that the Executive so notifies the Company of his willingness to serve as a consultant within ten (10) days after such termination.

b. Purpose. The purpose of the consulting engagement shall be to allow for the orderly transition of Executive’s duties to a successor. Executive’s duties as a consultant would include, but not necessarily be limited to (i) evaluating and reporting upon the progress of the Company’s business development; (ii) analyzing the Company’s operating results, (iii) analyzing and reporting upon proposed operations and the anticipated financial results therefrom; (iv) evaluating and advising with respect to the effectiveness of the Company’s employees and (v) advising with respect to supplier relationships and marketing strategies. It is contemplated that the consulting services shall not exceed nineteen percent (19%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

c. Compensation as Consultant. During any consulting engagement, Executive shall be an independent contractor (except for purposes of Federal and state income tax withholding and payroll tax obligations and for benefits specifically mentioned in this paragraph) and shall be compensated at an annual rate (generally to be paid monthly in arrears) equal to the highest aggregate base salary and incentive compensation paid to Executive by the Company in any one (1) fiscal year during the three (3) fiscal years most recently completed prior to the beginning of the consulting engagement; provided, however, that, (i) if Executive is a Specified Employee and (ii) to the extent the payment is “nonqualified deferred compensation” within the meaning of Section 409A (and determined by taking into account the applicable provisions of Section 5.k.), payments will not commence until the first day of the seventh month following the month of Executive’s Separation From Service, with all missed installment payments paid with such payment; provided, however, that the preceding delay provisions of this Section 6.c. shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay upon an involuntary separation from service (and any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s taxable year following the taxable year of Executive in which such involuntary separation from service occurs). In addition, during such consulting engagement, Executive shall receive substantially equivalent benefits with respect to life insurance and with respect to the use of a Company furnished automobile as he received while an employee. Executive shall also receive substantially equivalent medical and dental benefits as he received as an employee, and such benefits shall also be provided to Executive’s eligible spouse and dependents under rules generally applicable to the Company’s group medical plan; provided, however, that if Executive is not then otherwise eligible to participate in a self-insured group medical plan maintained by the Company or such participation would violate nondiscrimination rules under Section 105 of the Code and the Company is unable to provide such benefits through a fully insured plan, such benefits shall only be provided through the Executive’s COBRA coverage period under Section 4980B of the Code, in which case the Company shall reimburse Executive for a percentage of his share of the COBRA premium equal to the highest percentage of the annual premium that the Company pays on behalf of other senior executive officers generally under its group medical plans plus a gross-up payment for any federal, state or local income taxes incurred by Executive on such reimbursement payment. After the Executive’s COBRA coverage has ended, the Company shall reimburse Executive for a portion of any medical insurance coverage secured on his own behalf (and on behalf of his spouse and any dependents otherwise eligible under the Company’s group medical plan) through the balance of his consulting engagement (plus any gross-up payment for federal, state or local income taxes) consistent with the percentage specified above, but such reimbursement shall not exceed the amount of the COBRA premium reimbursement that would otherwise apply under the preceding sentence. Notwithstanding the foregoing, if Executive is a Specified Employee and to the extent such benefits are “nonqualified deferred compensation” within the meaning of Section 409A (and determined by taking into account the applicable provisions of Section 5.k.), Executive shall pay for such benefits until the first day of the seventh month following the month of Executive’s Separation From Service, at which time the Company shall reimburse Executive for such payment. Also, in compliance with Section 409A and notwithstanding any other provision of the plans and programs, to the extent that such payments are not made under the Short-Term Deferral Exception:

(i) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year (other than medical benefits described in Section 105(b) of the Code);

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement or right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.

d. Consultant Obligations. During any such consulting engagement, Executive shall observe and be bound by each of the covenants set forth in Section 4 of this Agreement and Executive acknowledges that in the event of his violation of such covenants the Company shall be entitled to the relief described in Section 7 of this Agreement.

e. Severance Offset. If Executive is engaged as a consultant for any reason following the termination of this Agreement or his employment with the Company, the amount of compensation received as a consultant shall offset the Company’s monetary obligations to Executive, if any, under Sections 3 and 5 of this Agreement or any Company severance policy for employees generally that is then in effect.

f. Section 409A. It is intended that each installment of the payments and benefits provided under this Section 6 shall be treated as a separate payment for purposes of Section 409A, and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Moreover, application of the Six Month Delay Rule under this Section 6 may be subject to the applicable provisions of Section 5.k.

7.	Specific Performance

Executive acknowledges that (a) the services to be rendered under this Agreement and the obligations of Executive assumed herein are of a special, unique and extraordinary character; (b) it would be difficult or impossible to replace such services and obligations; (c) the Company, its subsidiaries and affiliates will be irreparably damaged if the provisions hereof are not specifically enforced; and (d) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by Executive. As a result, Executive agrees and consents that if he violates any of the provisions of this Agreement, the Company shall, without any bond or other security being required and without the necessity of proving monetary damages, be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy the Company may have.

8.	Governing Law

This Agreement shall be construed, interpreted and governed by the law of the State of Arizona, without giving effect to Arizona principles regarding conflict of laws and, where applicable, the Code. Reference to any provision of the Code or any regulation issued thereunder shall be deemed to include any successor provision.

9.	Miscellaneous Provisions

a. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state and local taxes and all other amounts relating to tax or other payroll deductions as the Company may reasonably determine should be withheld.

b. Succession. This Agreement shall extend to and be binding upon Executive, his legal representatives, heirs and distributees and upon the Company, its successors and assigns.

c. Entire Agreement. This Agreement is the entire agreement of the parties with respect to its subject matter and no waiver, modification or amendment of any of its provisions shall be valid unless in writing and signed by both parties. This Agreement supersedes the Prior Employment Agreement, which is hereby canceled and is of no further effect.

d. Waiver of Breach. The waiver of breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

e. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

f. Section 409A Compliance. The parties intend that any “nonqualified deferred compensation” within the meaning of Section 409A payable to Executive under this Agreement (or under any plan or program maintained by the Company in which Executive participates), be paid in compliance with Section 409A such that there are no adverse tax consequences, interest, or penalties as a result of the payments. To the extent permitted by law, the parties agree to modify this Agreement to the extent necessary to comply with Section 409A.

Anything in this Agreement to the contrary notwithstanding and except as set forth in this Section 9.f., if in connection with any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”), Executive is subject to, or is notified by the Internal Revenue Service that he is or will be subject to, penalty taxes imposed by Section 409A or if any interest or penalties are incurred by Executive with respect to such penalty taxes (such penalty taxes together with any such interest and penalties, are hereinafter collectively referred to as the “Section 409A Tax”), then Executive shall be entitled to receive an additional payment (a “Section 409A Gross-Up Payment”) in an amount such that after payment by Executive of all Section 409A Tax and all income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Section 409A Gross-Up Payment, Executive retains an amount of the 409A Gross-Up Payment equal to the Section 409A Tax imposed upon the Payment; provided, however, that the Company shall only be responsible to make a Section 409A Gross-Up Payment with respect to the Section 409A Tax if the Section 409A Tax relates to or results from (i) the Company’s failure to operate a “nonqualified deferred compensation plan” (as such term is defined in Section 409A) (a “NQDC”) in compliance with Section 409A on and after January 1, 2005; or (ii) the lack of compliance of any Company NQDC document or documentation with Section 409A; or (iii) the payment or distribution by the Company (or by any Company NQDC) of any NQDC amount if such payment or distribution is not in compliance with Section 409A. For the avoidance of doubt, the Company shall not be responsible to make any Section 409A Gross-Up Payment if, (1) after a timely notice or request by the Company to Executive, Executive refuses or fails to make a timely election to alter the timing of payment or distribution or (2) Executive, in his capacity as an officer of the Company, causes the Company to take any action, or causes the Company to fail to take any action, which causes Executive to be subject to a Section 409A Tax.

Determinations required to be made under this Section 9.f. regarding the amount of the Section 409A Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the receipt of notice from Executive that he is subject to a Section 409A Tax, or such earlier time as is reasonably requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Section 409A Gross-Up Payment, as determined pursuant to this Section 9.f., shall be paid by the Company to Executive within thirty (30) days of the receipt of the Accounting Firm’s determination, but in no event later than the last day of the year following the year in which Executive remits the related taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

g. Excise Taxes on Parachute Payments. In the event that Executive is deemed to have received a parachute payment (as such term is defined in Section 280G(b)(2) of the Code) that is subject to excise taxes (“Excise Taxes”) imposed by Section 4999 of the Code with respect to compensation paid to Executive pursuant to this Agreement, the Company shall make an additional payment equal to the sum of (i) all Excise Taxes payable by Executive plus (ii) any additional Excise Tax or federal, state or local income taxes imposed with respect to such payments. In compliance with Section 409A, the payment shall be made on or before the last day of Executive’s taxable year next following the taxable year in which Executive remits the Excise Tax.

h. Survival. The provisions of Sections 4, 6, 7, 8 and 9 of this Agreement shall survive the termination of the Executive’s employment hereunder.

i. Interpretation. If any court of competent jurisdiction or duly constituted arbitration panel shall refuse to enforce any or all of the provisions hereof because they are more extensive (whether as to geographic scope, duration, activity, subject or otherwise) than is reasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein shall be deemed reduced or limited to the extent necessary to permit enforcement of such provisions.

j. Interest on Payments Subject to Six Month Delay Rule. Any payment that is delayed to Executive under the Six Month Delay Rule shall accrue interest based on the prime rate of interest in effect at Bank of America, N.A. (or another bank designated by the Company that is one of its principal banks) on the date when Executive has incurred a Separation From Service with the Company. Interest shall accrue daily on the unpaid amount due to Executive beginning with such date at the prime rate then in effect on a per annum basis, based on a 365 day year period with the actual number of days elapsed up through the day before the actual payment date. Notwithstanding the foregoing, interest on payments delayed due to the Six Month Delay Rule under the Program shall be determined under the terms of the Program.

k. Headings. The headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

AVNET, INC.	EXECUTIVE
By:
Raymond Sadowski Title: Senior Vice President	Roy Vallee